Exhibit 99.1

NEWS RELEASE

RAMBUS RECEIVES NASDAQ NOTICE OF NON-COMPLIANCE

LOS ALTOS, Calif. – May 15, 2007 – On May 11, 2007, Rambus (Nasdaq:RMBS) filed a Form 12(b)-25 with the Securities and Exchange Commission indicating that it would be unable to timely file its Form 10-Q for the period ended March 31, 2007. As expected, on May 14, 2007, Rambus received an additional notice of non-compliance from the Staff of the NASDAQ Stock Market, in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007 (the “Form 10-Q”). As previously announced, Rambus received notices of non-compliance from NASDAQ on August 14, 2006, November 15, 2006, and March 6, 2007 due to delays in the filing of the Company’s Quarterly and Annual Reports on Forms 10-Q and Form 10-K, respectively, for the periods ended June 30, 2006, September 30, 2006, and December 31, 2006. As previously disclosed, the Audit Committee of the Board of Directors is conducting an independent review of the Company’s historical stock option granting practices and related accounting. Rambus intends to file its Form 10-K and required Forms 10-Q as soon as practicable following the conclusion of the review and the completion of its restatement.

As previously disclosed, on February 6, 2007, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) determined it would call the Company’s matter for review. The Listing Council also determined to stay the Panel decision that required the Company to file the Forms 10-Q by February 9, 2007. In connection with the call for review, the Listing Council had requested that the Company provide an update on its efforts to file the delayed Forms 10-Q by March 30, 2007. The Company provided additional information to the Listing Council and the matter is currently under review.

The Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the forthcoming submissions.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s financial restatements and the Audit Committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on NASDAQ, or the outcome of the Audit Committee’s independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com